Exhibit 99.1

HF FINANCIAL ANNOUNCES PRELIMINARY RESULTS

OF BOARD ELECTIONS AT ANNUAL MEETING

SIOUX FALLS, SD, December 13, 2011 — HF Financial Corp. (Nasdaq: HFFC) today announced that a preliminary vote count provided by the Company’s proxy solicitor indicates the Company’s nominee Thomas Van Wyhe and PL Capital’s nominee John W. Palmer have been elected to the Company’s Board of Directors at HF Financial’s annual meeting of shareholders.

Michael Vekich, Chairman of HF Financial’s Board said, “We appreciate the strong participation of our shareholders.  We welcome Mr. Van Wyhe back to the Board and look forward to working with Mr. Palmer.  Together with the other members of the Board, we will work in the best interests of all shareholders.”

Final results of the voting at the annual meeting will be available in approximately a week to ten days once they have been certified by IVS Associates, Inc., the judge of election.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Corporation has opened a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com.

Media Contacts	Investor Contacts

Andrew Cole/Paul Scarpetta	Scott Winter/Mike Brinn
Sard Verbinnen & Co	Innisfree M&A Incorporated
212-687-8080	212-750-5833